Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of QIWI plc for the registration of American Depositary Shares each representing one Class B share of Qiwi plc and to the incorporation by reference therein of our reports dated March 28, 2019, with respect to the consolidated financial statements of QIWI plc, and the effectiveness of internal control over financial reporting of QIWI plc, included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLC

Moscow, Russia
November 22, 2019